Exhibit 2.2

FORM FOR CERTAIN INVESTORS

TENDER COMMITMENT

BY AND BETWEEN

ALPHATEC HOLDINGS, INC.

AND

[ ● ]

DATED AS OF FEBRUARY 28, 2020

This TENDER COMMITMENT (this “Agreement”) is entered into as of February 28, 2020, by and between Alphatec Holdings, Inc., a corporation organized and existing under the laws of Delaware, represented by Patrick S. Miles, duly empowered for the purpose hereof (“Bidder”), and [ ● ], a [ ● ] (“Shareholder”). Bidder and Shareholder are each sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Shareholder is a shareholder of EOS Imaging S.A., a société anonyme organized and existing under the laws of France, with a share capital of EUR 265,899.46 divided into 26,589,946 ordinary shares with a nominal value of EUR 0.01 each, whose registered office is at 10, rue Mercoeur, 75011 Paris, France, and registered with Paris Trade and Companies Register under No. 349 694 893 (the “Company”);

WHEREAS, the ordinary shares of the Company are currently admitted to trading on the regulated market Euronext Paris under the ISIN code FR0011191766 (the “Company Shares”);

WHEREAS, on the date hereof, Bidder and the Company intend to enter into a tender offer agreement (the “Tender Offer Agreement”) pursuant to which Bidder undertakes, subject to the satisfaction of the conditions and on the terms set forth therein, to file with the Autorité des marchés financiers (the “AMF”) a public tender offer (offre publique) (together with any subsequent offer by Bidder, the “Offer”) to acquire (i) all the Company Shares in consideration for cash (cash branch) and/or Bidder Common Shares (exchange branch) and (ii) all the Company OCEANE in consideration for cash;

WHEREAS, Shareholder currently holds [ ● ] Company Shares representing [ ● ]% of the share capital and voting rights of the Company [, and was awarded , on [ ● ], a total of [ ● ] stock options, which, once vested, would entitle Shareholder to subscribe for [ ● ] new Company Shares at a price of EUR 2.68 per Company Share (the “Stock Options”)];1

WHEREAS, Shareholder does not currently hold any Company OCEANE;

WHEREAS, Shareholder is fully supportive of the Offer, believes that it will create value for the Company and serve the best interests of the Company and its stakeholders, and wishes to support the Offer and tender all of its Company Shares in the Offer, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms. Unless otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Additional Tendered OCEANE” shall have the meaning set forth in Section 2.1(c).

[1]	Note to Form: Applicable to certain Shareholders only.

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“Additional Tendered Securities” shall mean the Additional Tendered Shares and the Additional Tendered OCEANE.

“Additional Tendered Shares” shall have the meaning set forth in Section 2.1(b)

“Affiliate” shall mean, with reference to a specified Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. The term “control” as used in this definition (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code;

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement;

“AMF” shall have the meaning set forth in the Recitals of this Agreement;

“AMF General Regulation” shall mean the General Regulation (Réglement général) of the AMF;

“Authority” shall mean any competent government, governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether international (including any public international organization), supranational, European Union, national, federal, state or regional or local and any subdivision, department or branch of any of the foregoing.

“Bidder” shall have the meaning set forth in the first paragraph of this Agreement;

“Bidder Common Share” shall mean the common stock, par value USD 0.0001 of Bidder;

“Committed Shareholders” means [ ● ] and Shareholder and any other holders of Company Securities who enter into a tender commitment agreement with Bidder in respect of the Offer on the date hereof or at any time prior to the filing of the Offer.

“Company” shall have the meaning set forth in the Recitals to this Agreement;

“Company OCEANEs” shall mean the 4,344,651 bonds issued by the Company on May 31, 2018 at a nominal value per bond of EUR 6.80, for an aggregate principal amount of EUR 29,543,626.80, which (x) bear interest at an annual rate of 6%, (y) will be due on May 31, 2023 and (z) are convertible into new Company Shares or exchangeable for existing Company Shares;

“Company Securities” shall mean the Company Shares and the Company OCEANEs;

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“Company Shares” shall have the meaning set forth in the Recitals to this Agreement;

“Encumbrances” shall mean any security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, rights of first refusal, co-sale rights, or any other encumbrances of any kind or nature;

“Initial Lock-Up Period” shall have the meaning set forth in Section 5.1(a);

“Nasdaq” shall mean the Nasdaq Stock Market;

“Nasdaq Limit” shall mean a number of Bidder Common Shares equal to (i) 12,583,566, minus (ii) the total number of Bidder Common Shares or securities exercisable or convertible into Bidder Common Shares that are aggregated, in accordance with the rules and regulations of Nasdaq, with the Bidder Common Shares to be issued to holders of Company Securities hereunder, provided that the Nasdaq Limit shall not be lower than 10,500,000;

“Offer” shall have the meaning set forth in the Recitals to this Agreement;

“Offer Price” shall mean the price to be paid by Bidder to holders of Company Securities tendering into the Offer, which price shall be equal to:

(i)	EUR 2.80 for each Company Share tendered for cash;

(ii)	0.50 Bidder Common Share for each Company Share tendered for Bidder Common Shares;

(iii)	EUR 7.01 for each Company OCEANE tendered for cash;

provided, however, that if the holders of Company Shares tender for Bidder Common Shares (i.e., the exchange branch of the Offer) a number of Company Shares resulting in Bidder being expected to deliver, based on the exchange ratio set forth above, a number of Bidder Common Shares greater than the Nasdaq Limit, then Bidder shall only issue a number of Bidder Common Shares equal to the Nasdaq Limit, which will be allocated proportionately among such holders who tendered for Bidder Common Shares and the other Company Shares held by them will be tendered into the cash branch of the Offer and therefore purchased by Bidder at the cash price offered per Company Share.

“Order” shall mean any judgment, injunction, order, award, ruling, writ, decree or other restriction of any Authority having competent jurisdiction;

“Party” shall have the meaning set forth in the first paragraph of this Agreement;

“Person” shall mean an individual, a corporation, a partnership, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any other juridical entity;

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“Shareholder” shall have the meaning set forth in the first paragraph of this Agreement;

[“Stock Options” shall have the meaning set forth in the Recitals to this Agreement;]2

“Subsequent Lock-Up Period” shall have the meaning set forth in Section 5.1(b);

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Bidder) relating to, or that could reasonably be expected to lead to any direct or indirect acquisition, in one transaction or a series of transactions, including, any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Affiliates, taken as a whole, for the fiscal year ended December 31, 2019, or (B) 15% or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, the Company or any class of capital stock of, or other equity or voting interests in, any of the Company’s Affiliates directly or indirectly holding, individually or taken together, the assets or businesses referred to in (A) above, in each case other than the Offer;

“Tender Offer Agreement” shall have the meaning set forth in the Recitals of this Agreement;

“Tendered Shares” shall mean (i) the [ ● ] Company Shares which Shareholder holds on the date hereof and (ii) any other Company Shares attributable to or derived from such Company Shares.

“Third Party” shall mean a Person who is not an Affiliate of Bidder;

“Third Party Offer” shall have the meaning set forth in Section 2.2; and

“Transfer” shall mean, with respect to any Company Securities, (i) when used as a verb, to sell, hypothecate, give, bequeath, transfer, exchange, assign, pledge or in any other way whatsoever encumber or dispose of such Company Securities or any participation or interest therein (including by way of securities lending, equity swap or other derivative transactions), whether directly or indirectly (including by way of the Transfer of such Company Securities to any subsidiary of any Person that is subsequently transferred in whole or in part to any other Person), or to enter into any contract, option, or other arrangement, commitment or understanding to do any of the foregoing actions, and (ii) when used as a noun, any indirect or direct sale, hypothecation, gift, bequest, transfer, exchange, assignment, pledge or any other encumbrance or disposal whatsoever of such Company Securities or any participation or interest therein or any contract, option, or other arrangement, commitment or understanding to effect any of the foregoing.

1.2    Construction. For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise expressly stated, be construed to refer to this Agreement as a whole (including any Annex hereto) and not

[2]	Note to Form: Applicable to certain Shareholders only.

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to any particular provision of this Agreement, and Article, Section, and Annex references are to the Articles, Sections and Annexes of or to this Agreement unless otherwise expressly specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless otherwise expressly specified; (iv) the word “or” shall not be exclusive; and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise expressly specified.

ARTICLE II

COMMITMENT TO TENDER

2.1    Agreement to Tender. Subject to and in consideration of Bidder making the Offer at the Offer Price, Shareholder hereby undertakes, subject to the provisions of Section 2.2 below, that:

(a)    being the beneficial and registered holder of the Tendered Shares and having all power and authority to, and, until the Tendered Shares are transferred to Bidder, continuing to have all relevant power and authority to, accept the Offer in respect of the Tendered Shares, it shall, within five (5) trading days of the opening of the Offer (ouverture de l’offre), tender all of the Tendered Shares into the Offer in consideration for Bidder Common Shares by giving irrevocable instructions to the institution holding its securities account to tender the Tendered Shares into the exchange branch of the Offer immediately, and shall complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Tendered Shares to Bidder (which tender into the exchange branch of the Offer shall be promptly confirmed in writing to Bidder);

(b)    to the extent it comes to hold Company Shares other than the Tendered Shares (“Additional Tendered Shares”) at any time between the date hereof and the closing date (date de clôture) of the Offer (including the closing date of the reopened Offer if applicable), [including (but not limited to) any Company Shares that Shareholder may come to hold over such period of time as a result of its exercising the Stock Options,]3 it shall, (i) within two (2) trading days of acquiring such Additional Tendered Shares, notify Bidder of such acquisition and (ii) within five (5) trading days of the opening of the Offer (if it holds such Company Shares prior to the opening of the Offer) or as soon as possible and in any event prior to the closing date of the Offer (if it comes to hold such Company Securities after the opening of the Offer), tender all of the Additional Tendered Shares into the Offer in consideration for Bidder Common Shares by giving irrevocable instructions to the institution holding its securities account to tender the Additional Tendered Shares into the exchange branch of the Offer, and shall complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Additional Tendered Shares to Bidder (which tender into the exchange branch of the Offer shall be promptly confirmed in writing to Bidder);

(c)    to the extent it comes to hold Company OCEANE (“Additional Tendered OCEANE”) at any time between the date hereof and the closing date (date de clôture) of the Offer (including the closing date of the reopened Offer if applicable), it shall, (i) within two (2) trading days of acquiring such Additional Tendered OCEANE, notify Bidder of such acquisition, and, (ii) within five (5) trading days of the later of (x) the opening of the Offer and (y) the acquisition of such Additional Tendered OCEANE, but in any event prior to the closing date of the Offer,

[3]	Note to Form: Applicable to certain Shareholders only.

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tender all of the Additional Tendered OCEANE into the Offer for Company OCEANE in consideration for cash by giving irrevocable instructions to the institution holding its securities account to tender the Additional Tendered OCEANE into the Offer for the Company OCEANE immediately, and shall promptly complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Additional Tendered OCEANE to Bidder (which tender into the Offer for the Company OCEANE shall be promptly confirmed in writing to Bidder);

(d)    it shall not, prior to the closing or lapsing of the Offer or the withdrawal of the Offer (whichever is the earlier), cause or permit any Transfer (save to Bidder or any of its Affiliates), or in any way whatsoever discuss, negotiate or make any offer regarding any Transfer of any of the Tendered Shares or Additional Tendered Securities, or accept any offer in respect of, all or any of the Tendered Shares or Additional Tendered Securities or enter into any agreement or arrangement with any other person, whether conditionally or unconditionally, to do all or any of the acts referred to in this paragraph;

(e)    the Tendered Shares and, as the case may be, the Additional Tendered Securities shall be acquired pursuant to the Offer free from all Encumbrances and together with all rights attached thereto including all rights to dividends or other distributions hereafter declared, paid or made; and without limiting the foregoing Shareholder shall not deposit, or permit the deposit of, any Tendered Shares or Additional Tendered Securities in a voting trust, grant any proxy or power of attorney in respect of the Tendered Shares, or enter into any voting agreement or similar arrangement or commitment with respect to any of the Tendered Shares or Additional Tendered Securities;

(f)    it shall not (in its capacity as a shareholder of the Company or otherwise), prior to the closing or lapsing of the Offer or the withdrawal of the Offer (whichever is the earlier), whether directly or indirectly, alone or in concert with any third party, (i) take any step to frustrate, impede, prevent or delay the Offer becoming successful, or (ii) solicit, encourage, enter into, continue, or otherwise participate in any way whatsoever in any discussions or negotiations regarding a Takeover Proposal; and it shall immediately inform Bidder of any approach by a third party which may reasonably lead to a Takeover Proposal.

2.2    Third Party Offer. The undertakings of Shareholder pursuant to Section 2.1 above shall be void in the event that, other than as a result of a breach of Section 2.1(f) above, a Third Party files a competing public offer at a price higher than the Offer (offre concurrente), and such competing offer (the “Third Party Offer”) is declared compliant (conforme) by the AMF; provided, however, that all of the undertakings of Shareholder under Section 2.1 above will immediately apply with full force, mutatis mutandis, in the event that Bidder or any Affiliate of Bidder makes an offer (surenchère) at a price higher by at least 2% or representing a significant improvement (amélioration significative) compared to the Third Party Offer and such offer of Bidder or any Affiliate of Bidder is declared compliant (conforme) by the AMF, in which case Shareholder shall comply with Section 2.1, and tender the Tendered Shares and any Additional Tendered Securities to such offer by Bidder or the applicable Affiliate of Bidder, as if the undertakings of Shareholder had never been void.

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2.3    Cash Branch of the Offer. Shareholder expressly undertakes not to voluntarily tender any Company Shares into the cash branch of the Offer (including for the avoidance of doubt the cash branch of the reopened Offer if applicable). Shareholder however acknowledges that (i) it will be subject to the reduction mechanism applicable to all holders of Company Shares tendering into the exchange branch of the Offer, as described in the definition of “Offer Price”, to the effect that if the holders of Company Shares tender for Bidder Common Shares a number of Company Shares resulting in Bidder being expected to deliver a number of Bidder Common Shares greater than the Nasdaq Limit, then a portion of the Tendered Shares and, as applicable, the Additional Tendered Shares, will be automatically settled for cash in the cash branch of the Offer for Company Shares at the price of EUR 2.8 per Company Share and (ii) to the extent the application of the 0.50 exchange ratio of the exchange branch of the Offer does not result in Shareholder receiving a whole number of Bidder Common Shares in consideration for its Tendered Shares and, as applicable, its Additional Tendered Shares, then the Tendered Shares and, as applicable, the Additional Tendered Shares in excess of the number entitling Shareholder to a whole number of Bidder Common Shares in the exchange branch of the Offer will be automatically settled for cash in the cash branch of the Offer for Company Shares at the price of EUR 2.8 per Company Share.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Bidder as of the date hereof and as of the initial date of settlement of the Offer, as follows:

3.1    Organization. Shareholder is a [ ● ] duly organized and validly existing under the laws of its jurisdiction of [ ● ].

3.2    Authorization. Shareholder has all necessary power and authority to make and execute this Agreement and to perform its obligations under this Agreement. Shareholder has full authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

3.3    Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery thereof by Bidder, this Agreement is a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally.

3.4    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated herein or compliance by Shareholder with any of the provisions hereof will (i) require any filing with, or permit, authorization, consent or approval of any Authority or other Person; (ii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Shareholder is a party; (iii) violate any law or regulation applicable to Shareholder or the Company or any of their respective properties or assets; or (iv) create any Encumbrance upon any of the Tendered Shares.

3.5    Ownership of Tendered Shares. Shareholder is the sole record and beneficial owner of and has full title (pleine propriété) to the Tendered Shares, with

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the full legal right, authority and power to sell and transfer any such Tendered Shares to Bidder in accordance with the terms of this Agreement. All of the Tendered Shares are duly and validly authorized, issued, fully paid for and non-assessable and were acquired by Shareholder in accordance with applicable laws and regulations. The Tendered Shares are, and at all times up to the settlement and delivery of the Offer, the Tendered Shares will be, owned by Shareholder, free and clear of any rights of Encumbrances. Shareholder has, and at all times up to the settlement and delivery of the Offer, will have, the full power to vote or direct the voting of the Tendered Shares. Shareholder does not own on the date hereof any Additional Tendered Securities or other securities or rights [(other than the Stock Options)]4 of any nature convertible into, or exchangeable or exercisable for, shares of capital stock of the Company. Shareholder is not a party to, and the Tendered Shares are not subject to or bound in any manner by, any contract or agreement of any nature relating to the Tendered Shares, including any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement, voting trust or power of attorney.

3.6    Litigation. There is no suit, action, proceeding or arbitration pending against or threatened against or affecting Shareholder or any of his Affiliates by any third Person nor is there any Order outstanding against Shareholder or any of his Affiliates that (i) relates in any way to Shareholder’s ownership of the Tendered Shares, (ii) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (iii) could reasonably be expected to negatively impair the ability of Shareholder to consummate any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BIDDER

Bidder represents and warrants to Shareholder as of the date hereof and as of the initial date of settlement of the Offer, as follows:

4.1    Organization. Bidder is a corporation duly organized and validly existing under the laws of the State of Delaware.

4.2    Authorization. Bidder has all necessary corporate power and authority to make and execute this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein. Bidder’s authorized signatory has full authority to execute and deliver this Agreement.

4.3    Binding Agreement. This Agreement has been duly executed and delivered by Bidder and, assuming due and valid authorization, execution and delivery thereof by Shareholder, this Agreement is a valid and binding obligation of Bidder enforceable against Bidder in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally.

4.4    Bidder Common Shares. Assuming the accuracy of the representations made by the Company in the Tender Offer Agreement, the Bidder Common Shares to be received by Shareholder in the Offer will be issued in reliance on an exemption from registration set forth in Rule 802 under the Securities Act of 1933, as amended, (“Securities Act”), and will be restricted securities (as defined in Rule 144

[4]	Note to Form: Applicable to certain Shareholders only.

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of the Securities Act) only to the same extent and proportion the securities that were tendered or exchanged in the Offer were restricted securities. The previous sentence shall not affect the obligation of Shareholder to comply with the lock-up provisions set forth in Section 5.1 hereof.

4.5    Critical Technologies; TID U.S. Business. The Bidder has conducted an assessment and determined that none of the Bidder and any of its subsidiaries and Affiliates (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and that none of the Bidder and any of its subsidiaries and Affiliates is a “TID U.S. business” within the meaning of 31 C.F.R. § 80.248.

ARTICLE V

CERTAIN COVENANTS

5.1    Lock-Up.

(a)    During the three-month period following the date of the initial settlement and delivery of the Offer (the “Initial Lock-Up Period”), Shareholder hereby undertakes not to Transfer any of the Bidder Common Shares received by it in consideration for the Tendered Shares or Additional Tendered Shares through the exchange branch of the Offer.

(b)    During the three-month period following the expiry of the Initial Lock-Up Period (the “Subsequent Lock-Up Period”), Shareholder hereby undertakes not to Transfer more than 25% the Bidder Common Shares received by it in consideration for the Tendered Shares or Additional Tendered Shares through the exchange branch of the Offer.

5.2    Resignation of Shareholder from the Board of Directors of the Company.2

[Version #1: Promptly after the initial settlement and delivery of the Offer (but not earlier unless agreed by Bidder), and in any event immediately upon receipt of a notification from Bidder to this effect after the initial settlement and delivery of the Offer, Shareholder shall resign from his/her position as member of the Board of Directors of the Company and, if requested vote for the cooptation of the replacements indicated by Bidder.]

[2]	Note to Form: Section 5.2 will be tailored (or omitted) from this form depending on the particular Shareholder.

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[Version #2: If requested by the Bidder after the initial settlement and delivery of the Offer, Shareholder shall resign from her position as member of the Board of Directors of the Company and, if requested vote for the cooptation of the replacements indicated by Bidder.]

5.3    Most Favored Committed Shareholder. In the event that the tender commitment agreement entered with a Committed Shareholder other than Shareholder provides for (i) a higher Offer Price, (ii) a right for such Committed Shareholder to tender all or part of its Company Shares into the cash branch of the Offer (other than as a result of the reduction mechanism described in the definition of “Offer Price”) and/or (iii) a shorter Initial Lock-Up Period and/or a shorter Subsequent Lock-Up Period and/or a lesser percentage of Bidder Common Shares subject to the Subsequent Lock-Up Period than provided for in Section 5.1, then Bidder shall promptly notify Shareholder and allow Shareholder to benefit from the same Offer Price and/or right(s).

5.4    Committed Shareholders. Promptly following the conclusion of a tender commitment agreement in respect of the Offer by a Committed Shareholder whose name is not explicitly listed in the definition of “Committed Shareholder”, Bidder shall communicate the identity of such Committed Shareholder to Shareholder.

ARTICLE VI

MISCELLANEOUS

6.1    Termination. Either Party shall be entitled to terminate this Agreement if (i) the Company and Bidder announce that they have terminated the Tender Offer Agreement, (ii) the Offer is withdrawn by Bidder pursuant to Article 232-11 of the AMF General Regulation or (iii) the Offer is not declared successful by the AMF as a result of the conditions thereto failing to be met or waived. Any termination of this Agreement shall be without prejudice to the provisions of Section 2.2 and this Article VI which shall remain in force in accordance with their terms.

6.2    Fees and Expenses; Taxes. All costs, expenses and taxes incurred in connection with this Agreement and the consummation of the transactions contemplated herein shall be paid by the Party incurring such costs, expenses or taxes.

6.3    Consent to References. Shareholder agrees that Bidder and the Company shall be entitled to include in filings under the AMF General Regulation and any other rules and regulations of any competent Authorities (including US securities laws), information to the effect that Shareholder has agreed to tender the Tendered Shares and, as the case may be, Additional Tendered Securities, to Bidder and this Agreement.

6.4    Notices. All notices or communications made pursuant to this Agreement must be addressed by registered letter or overnight courier, return receipt

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requested, and shall be deemed effective upon receipt, unless they are preceded by email transmission, in which case they shall be deemed effective upon acknowledgment by the recipient of such email transmission. Said notices shall be sent to each Party address referred to above, and, as the case may be, to the following individuals and their corresponding email addresses, unless notified otherwise as indicated above:

(i)	if to Bidder, to:

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

Phone: (760) 431-9286

Email: pmiles@atecspine.com

Attention: Patrick S. Miles

With a copy to (which shall not constitute notice to Bidder):

Latham & Watkins LLP

45 rue Saint-Dominique

75007 Paris, France

Phone: +33.1.40.62.20.79

Email: alexander.crosthwaite@lw.com

Attention: Alexander Crosthwaite

(ii)	if to Shareholder, to:

[ ● ]

[Address]

Phone: [ ● ]

Email: [ ● ]

Attention: [ ● ]

6.5    No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder.

6.6    Specific Performance. The Parties hereto agree that irreparable damages would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance (exécution forcée) of the terms hereof in accordance with Articles 1221 and 1222 of the French Civil Code, without prejudice to the other remedies provided for in Article 1217 of the French Civil Code.

6.7    Binding Effect; Assignment. This Agreement is entered into intuitu personae; and accordingly neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Bidder shall have the right to have one of its Affiliates succeed to and be substituted for all or part of its rights and obligations under this Agreement and become the “Bidder” under this Agreement, including any Affiliate that files a tender offer for the Company at a price at least equal to the Offer Price. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, permitted assigns and legal representatives.

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6.8    Compliance. Each Party represents that, to its knowledge, it has conducted its business in all material respects in accordance with applicable anti-corruption and trade sanction laws and regulations.

6.9    Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of France, without regard to the principles of conflicts of laws thereof.

6.10    Jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof shall be submitted to the exclusive jurisdiction of the Paris Commercial Court.

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IN WITNESS WHEREOF this Agreement has been duly executed by each of the Parties hereto as of the date first written above.

[ ● ]

By:
Name:
Title:

Alphatec Holdings, Inc.

By:
Name:	Patrick S. Miles
Title:	Chairman and Chief Executive Officer

FORM FOR CERTAIN OTHER INVESTORS

TENDER COMMITMENT

BY AND BETWEEN

ALPHATEC HOLDINGS, INC.

AND

[ ● ]

DATED AS OF FEBRUARY 28, 2020

This TENDER COMMITMENT (this “Agreement”) is entered into as of February 27, 2020, by and between Alphatec Holdings, Inc., a corporation organized and existing under the laws of Delaware, represented by Patrick S. Miles, duly empowered for the purpose hereof (“Bidder”), and [ ● ], a [ ● ] (“Shareholder”). Bidder and Shareholder are each sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Shareholder is a shareholder of EOS Imaging S.A., a société anonyme organized and existing under the laws of France, with a share capital of EUR 265,899.46 divided into 26,589,946 ordinary shares with a nominal value of EUR 0.01 each, whose registered office is at 10, rue Mercoeur, 75011 Paris, France, and registered with Paris Trade and Companies Register under No. 349 694 893 (the “Company”);

WHEREAS, the ordinary shares of the Company are currently admitted to trading on the regulated market Euronext Paris under the ISIN code FR0011191766 (the “Company Shares”);

WHEREAS, on the date hereof, Bidder and the Company intend to enter into a tender offer agreement (the “Tender Offer Agreement”) pursuant to which Bidder undertakes, subject to the satisfaction of the conditions and on the terms set forth therein, to file with the Autorité des marchés financiers (the “AMF”) a public tender offer (offre publique) (together with any subsequent offer by Bidder, the “Offer”) to acquire (i) all the Company Shares in consideration for cash (cash branch) and/or Bidder Common Shares (exchange branch) and (ii) all the Company OCEANE in consideration for cash;

WHEREAS, Shareholder currently holds [ ● ] Company Shares representing approximately [ ● ]% of the share capital of the Company;

WHEREAS, Shareholder does not currently hold any Company OCEANE;

WHEREAS, Shareholder is fully supportive of the Offer, believes that it will create value for the Company and serve the best interests of the Company and its stakeholders, and wishes to support the Offer and tender all of its Company Shares in the Offer, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Defined Terms. Unless otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Additional Tendered OCEANE” shall have the meaning set forth in Section 2.1;

“Additional Tendered Securities” shall mean the Additional Tendered Shares and the Additional Tendered OCEANE;

“Additional Tendered Shares” shall have the meaning set forth in Section 2.1;

“Affiliate” shall mean, with reference to a specified Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. The term “control” as used in this definition (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code;

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement;

“AMF” shall have the meaning set forth in the Recitals of this Agreement;

“AMF General Regulation” shall mean the General Regulation (Réglement général) of the AMF;

“Authority” shall mean any competent government, governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising body, authority, agency, commission, board, organization, court or tribunal of any jurisdiction, whether international (including any public international organization), supranational, European Union, national, federal, state or regional or local and any subdivision, department or branch of any of the foregoing;

“Bidder” shall have the meaning set forth in the first paragraph of this Agreement;

“Bidder Common Share” shall mean the common stock, par value USD 0.0001 of Bidder;

“Call Purchase” shall have the meaning set forth in Section 2.5(b);

“Called Shares” shall have the meaning set forth in Section 2.5(b);

“Chinese Regulatory Clearance” shall mean a decision (including a declaration of lack of authority), whether or not subject to any condition, by each relevant competent Regulatory Authority authorizing, confirming or otherwise not objecting to the tender by Shareholder of the Tendered Shares and any Additional Tendered Securities as contemplated under this Agreement, or the expiry of the applicable waiting period where such an expiry is deemed to be an authorization, confirmation or non-objection, as applicable;

“Committed Shareholders” means [ ● ] and Shareholder and any other holders of Company Securities who enter into a tender commitment agreement with Bidder in respect of the Offer on the date hereof or at any time prior to the filing of the Offer;

“Company” shall have the meaning set forth in the Recitals to this Agreement;

“Company OCEANEs” shall mean the 4,344,651 bonds issued by the Company on May 31, 2018 at a nominal value per bond of EUR 6.80, for an aggregate principal amount of EUR 29,543,626.80, which (x) bear interest at an annual rate of 6%, (y) will be due on May 31, 2023 and (z) are convertible into new Company Shares or exchangeable for existing Company Shares;

“Company Securities” shall mean the Company Shares and the Company OCEANEs;

“Company Shares” shall have the meaning set forth in the Recitals to this Agreement;

“Encumbrances” shall mean any security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangement, rights of first refusal, co-sale rights, or any other encumbrances of any kind or nature;

“Initial Lock-Up Period” shall have the meaning set forth in Section 5.1(a);

“Nasdaq” shall mean the Nasdaq Stock Market;

“Nasdaq Limit” shall mean a number of Bidder Common Shares equal to (i) 12,583,566, minus (ii) the total number of Bidder Common Shares or securities exercisable or convertible into Bidder Common Shares that are aggregated, in accordance with the rules and regulations of Nasdaq, with the Bidder Common Shares to be issued to holders of Company Securities hereunder, provided that the Nasdaq Limit shall not be lower than 10,500,000;

“Offer” shall have the meaning set forth in the Recitals to this Agreement;

“Offer Price” shall mean the price to be paid by Bidder to holders of Company Securities tendering into the Offer, which price shall be equal to:

(i)	EUR 2.80 for each Company Share tendered for cash;

(ii)	0.50 Bidder Common Share for each Company Share tendered for Bidder Common Shares;

(iii)	EUR 7.01 for each Company OCEANE tendered for cash;

provided, however, that if the holders of Company Shares tender for Bidder Common Shares (i.e., the exchange branch of the Offer) a number of Company Shares resulting in Bidder being expected to deliver, based on the exchange ratio set forth above, a number of Bidder Common Shares greater than the Nasdaq Limit, then Bidder shall only issue a number of Bidder Common Shares equal to the Nasdaq Limit, which will be allocated proportionately among such holders who tendered for Bidder Common Shares and the other Company Shares held by them will be tendered into the cash branch of the Offer and therefore purchased by Bidder at the cash price offered per Company Share;

“Order” shall mean any judgment, injunction, order, award, ruling, writ, decree or other restriction of any Authority having competent jurisdiction;

“Party” shall have the meaning set forth in the first paragraph of this Agreement;

“Person” shall mean an individual, a corporation, a partnership, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any other juridical entity;

“Private Exchange” shall have the meaning set forth in Section 2.5(a);

“Regulatory Authorities” means the Shanghai Municipal Development and Reform Commission and the Shanghai Municipal Commission of Commerce;

“Shareholder” shall have the meaning set forth in the first paragraph of this Agreement;

“Subsequent Lock-Up Period” shall have the meaning set forth in Section 5.1(b);

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Bidder) relating to, or that could reasonably be expected to lead to any direct or indirect acquisition, in one transaction or a series of transactions, including, any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Affiliates, taken as a whole, for the fiscal year ended December 31, 2019, or (B) 15% or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, the Company or any class of capital stock of, or other equity or voting interests in, any of the Company’s Affiliates directly or indirectly holding, individually or taken together, the assets or businesses referred to in (A) above, in each case other than the Offer;

“Tender Offer Agreement” shall have the meaning set forth in the Recitals of this Agreement;

“Tendered Shares” shall mean (i) the [ ● ] Company Shares which Shareholder holds on the date hereof and (ii) any other Company Shares attributable to or derived from such Company Shares;

“Third Party” shall mean a Person who is not an Affiliate of Bidder;

“Third Party Offer” shall have the meaning set forth in Section 2.3; and

“Transfer” shall mean, with respect to any Company Securities, (i) when used as a verb, to sell, hypothecate, give, bequeath, transfer, exchange, assign,

pledge or in any other way whatsoever encumber or dispose of such Company Securities or any participation or interest therein (including by way of securities lending, equity swap or other derivative transactions), whether directly or indirectly (including by way of the Transfer of such Company Securities to any subsidiary of any Person that is subsequently transferred in whole or in part to any other Person), or to enter into any contract, option, or other arrangement, commitment or understanding to do any of the foregoing actions, and (ii) when used as a noun, any indirect or direct sale, hypothecation, gift, bequest, transfer, exchange, assignment, pledge or any other encumbrance or disposal whatsoever of such Company Securities or any participation or interest therein or any contract, option, or other arrangement, commitment or understanding to effect any of the foregoing.

1.2    Construction. For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise expressly stated, be construed to refer to this Agreement as a whole (including any Annex hereto) and not to any particular provision of this Agreement, and Article, Section, and Annex references are to the Articles, Sections and Annexes of or to this Agreement unless otherwise expressly specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless otherwise expressly specified; (iv) the word “or” shall not be exclusive; and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise expressly specified.

ARTICLE II

COMMITMENTS TO TENDER, EXCHANGE OR SELL

2.1    Additional Tendered Shares. To the extent Shareholder comes to hold Company Shares other than the Tendered Shares (“Additional Tendered Shares”) or Company OCEANE (“Additional Tendered OCEANE”) at any time between the date hereof and the closing date (date de clôture) of the Offer (including the closing date of the reopened Offer if applicable), it shall within two (2) trading days of acquiring such Additional Tendered Securities, notify Bidder of such acquisition.

2.2    Agreement to Tender. Subject to and in consideration of Bidder making the Offer at the Offer Price, Shareholder hereby undertakes, subject to the provisions of Section 2.3 below, that:

(a)    if Shareholder obtains the Chinese Regulatory Clearance prior to the date of opening of the Offer (date d’ouverture):

(i)    being the beneficial and registered holder of the Tendered Shares and having all power and authority to, and, until the Tendered Shares are transferred to Bidder, continuing to have all relevant power and authority to, accept the Offer in respect of the Tendered Shares, it shall, within five (5) trading days of the opening of the Offer, tender all of the Tendered Shares into the Offer in consideration for Bidder Common Shares by giving irrevocable instructions to the institution holding its securities account to tender the Tendered Shares into the exchange branch of the Offer immediately, and shall complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Tendered Shares to Bidder (which tender into the exchange branch of the Offer shall be promptly confirmed in writing to Bidder); and

(ii)    to the extent it comes to hold Additional Tendered Shares at any time between the date hereof and the closing date of the Offer (including the closing date of the reopened Offer if applicable), it shall, within five (5) trading days of the later of (x) the opening of the Offer and (y) the acquisition of such Additional Tendered Shares, and in any event prior to the closing of Offer, tender all of the Additional Tendered Shares into the Offer in consideration for Bidder Common Shares by giving irrevocable instructions to the institution holding its securities account to tender the Additional Tendered Shares into the exchange branch of the Offer, and shall complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Additional Tendered Shares to Bidder (which tender into the exchange branch of the Offer shall be promptly confirmed in writing to Bidder);

(b)    if Shareholder obtains the Chinese Regulatory Clearance between the date of opening of the Offer (included) and the date of closing of the Offer (included) or the closing date of the reopened Offer if applicable:

(i)    being the beneficial and registered holder of the Tendered Shares and having all power and authority to, and, until the Tendered Shares are transferred to Bidder, continuing to have all relevant power and authority to, accept the Offer in respect of the Tendered Shares, it shall, within five (5) trading days of the receipt of the Chinese Regulatory Clearance and no later than on the Offer closing date, tender all of the Tendered Shares into the Offer in consideration for Bidder Common Shares by giving irrevocable instructions to the institution holding its securities account to tender the Tendered Shares into the exchange branch of the Offer immediately, and shall complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Tendered Shares to Bidder (which tender into the exchange branch of the Offer shall be promptly confirmed in writing to Bidder); and

(ii)    to the extent it comes to hold Additional Tendered Shares at any time between the date hereof and the closing date of the Offer (including the closing date of the reopened Offer if applicable), it shall, within five (5) trading days of the later of (x) the receipt of the Chinese Regulatory Clearance and (y) the acquisition of such Additional Tendered Shares, and in any event prior to the closing of Offer, tender all of the Additional Tendered Shares into the Offer in consideration for Bidder Common Shares by giving irrevocable instructions to the institution holding its securities account to tender the Additional Tendered Shares into the exchange branch of the Offer, and shall complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Additional Tendered Shares to Bidder (which tender into the exchange branch of the Offer shall be promptly confirmed in writing to Bidder);

(c)    to the extent it comes to hold Additional Tendered OCEANE at any time between the date hereof and the closing date of the Offer (including the closing date of the reopened Offer if applicable), it shall, within five (5) trading days of the later of (x) the opening of the Offer and (y) the acquisition of such Additional Tendered OCEANE, and in any event prior to the closing of Offer, tender all of the Additional Tendered OCEANE into the Offer for Company OCEANE in consideration for cash by giving irrevocable instructions to the institution holding its securities account to tender the Additional Tendered OCEANE into the Offer for the Company OCEANE immediately, and shall promptly complete, execute and deliver all other documents and take any other action which Bidder may reasonably require to complete the transfer of the Additional Tendered OCEANE to Bidder (which tender into the Offer for the Company OCEANE shall be promptly confirmed in writing to Bidder);

(d)    it shall not, prior to the closing or lapsing of the Offer or the withdrawal of the Offer (whichever is the earlier), cause or permit any Transfer (save to Bidder or any of its Affiliates), or in any way whatsoever discuss, negotiate or make any offer regarding any Transfer of any of the Tendered Shares or Additional Tendered Securities, or accept any offer in respect of, all or any of the Tendered Shares or Additional Tendered Securities or enter into any agreement or arrangement with any other person, whether conditionally or unconditionally, to do all or any of the acts referred to in this paragraph;

(e)    the Tendered Shares and, as the case may be, the Additional Tendered Securities shall be acquired pursuant to the Offer free from all Encumbrances and together with all rights attached thereto including all rights to dividends or other distributions hereafter declared, paid or made; and without limiting the foregoing Shareholder shall not deposit, or permit the deposit of, any Tendered Shares or Additional Tendered Securities in a voting trust, grant any proxy or power of attorney in respect of the Tendered Shares, or enter into any voting agreement or similar arrangement or commitment with respect to any of the Tendered Shares or Additional Tendered Securities; and

(f)    it shall not (in its capacity as a shareholder of the Company or otherwise), prior to the closing or lapsing of the Offer or the withdrawal of the Offer (whichever is the earlier), whether directly or indirectly, alone or in concert with any third party, (i) take any step to frustrate, impede, prevent or delay the Offer becoming successful, or (ii) solicit, encourage, enter into, continue, or otherwise participate in any way whatsoever in any discussions or negotiations regarding a Takeover Proposal; and it shall immediately inform Bidder of any approach by a third party which may reasonably lead to a Takeover Proposal.

2.3    Third Party Offer. The undertakings of Shareholder pursuant to Section 2.2 above shall be void in the event that, other than as a result of a breach of Section 2.2(f) above, a Third Party files a competing public offer at a price higher than the Offer (offre concurrente), and such competing offer (the “Third Party Offer”) is declared compliant (conforme) by the AMF; provided, however, that all of the undertakings of Shareholder under Section 2.2 above will immediately apply with full force, mutatis mutandis, in the event that Bidder or any Affiliate of Bidder makes an offer (surenchère) at a price higher by at least 2% or representing a significant improvement (amélioration significative) compared to the Third Party Offer and such offer of Bidder or any Affiliate of Bidder is declared compliant (conforme) by the AMF, in which case Shareholder shall comply with Section 2.2 and tender the Tendered Shares and any Additional Tendered Securities to such offer by Bidder or the applicable Affiliate of Bidder, as if the undertakings of Shareholder had never been void.

2.4    Cash Branch of the Offer. Shareholder expressly undertakes not to voluntarily tender any Company Shares into the cash branch of the Offer (including for the avoidance of doubt the cash branch of the reopened Offer if applicable). Shareholder however acknowledges that (i) it will be subject to the reduction mechanism applicable to all holders of Company Shares tendering into the exchange branch of the Offer, as described in the definition of “Offer Price”, to the effect that if the holders of Company Shares tender for Bidder Common Shares a number of Company Shares resulting in Bidder being expected to deliver a number of Bidder Common Shares greater than the Nasdaq Limit, then a portion of the Tendered Shares and, as applicable, the Additional Tendered Shares, will be automatically settled for cash in the cash branch of the Offer for Company Shares at the price of EUR 2.8 per Company Share and (ii) to the extent the application of the 0.50 exchange ratio of the exchange branch of the Offer does not result in Shareholder receiving a whole number of Bidder Common Shares in consideration for its Tendered Shares and, as applicable, its Additional Tendered Shares then the Tendered Shares and, as applicable, the Additional Tendered Shares in excess of the number entitling Shareholder to a whole number of Bidder Common Shares in the exchange branch of the Offer will be automatically settled for cash in the cash branch of the Offer for Company Shares at the price of EUR 2.8 per Company Share.

2.5    Post Offer Agreements. If the Chinese Regulatory Clearance is not received or rejected by competent Regulatory Authority prior to the closing of the Offer (or the closing of the reopened Offer if applicable) and provided that the Offer is declared successful by the AMF, the provisions of this Section 2.5 shall apply.

(a)    If Shareholder obtains the Chinese Regulatory Clearance prior to the eighteen (18) month anniversary of the closing of the Offer (or the closing of the reopened Offer if applicable), then, as promptly as practicable and in any event no later than 15 (fifteen) days after the receipt of the Chinese Regulatory Clearance, Shareholder shall exchange the Tendered Shares and any Additional Tendered Shares for Bidder Common Shares using the same exchange ratio of 0.50 Bidder Common Share for each Tendered Share or Additional Tendered Share as was applied in the exchange branch of the Offer (the “Private Exchange”).

(b)    If Shareholder does not obtain the Chinese Regulatory Clearance prior to the eighteen (18) month anniversary of the closing of the Offer (or the closing of the reopened Offer if applicable), then, on such eighteen (18) month anniversary, Bidder shall purchase and Shareholder shall sell, all of the Tendered Shares and Additional Tendered Shares (the “Called Shares”) for a price equal to EUR 2.60 per Called Share (the “Call Purchase”), and the Parties shall execute all instruments and documents and otherwise take all actions as necessary or required under applicable laws to transfer the Called Shares from Shareholder to Bidder and pay the purchase price.

(c)    Until the later of the date on which Shareholder ceases to hold any Company Shares and the date of the Call Purchase, if any, Shareholder shall abstain from Transferring any Company Shares to a person other than Bidder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Bidder as of the date hereof and as of the initial date of settlement of the Offer, as follows:

3.1    Organization. Shareholder is a [ ● ] duly organized and validly existing under the laws of [ ● ].

3.2    Authorization. Shareholder has all necessary power and authority to make and execute this Agreement and to perform its obligations under this Agreement. Shareholder has full authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.

3.3    Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery thereof by Bidder, this Agreement is a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally.

3.4    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated herein or compliance by Shareholder with any of the provisions hereof will (i) require any filing with, or permit, authorization, consent or approval of any Authority or other Person (other than the Chinese Regulatory Clearance); (ii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Shareholder is a party; (iii) violate any law or regulation applicable to Shareholder or the Company or any of their respective properties or assets; or (iv) create any Encumbrance upon any of the Tendered Shares.

3.5    Ownership of Tendered Shares. Shareholder is the sole record and beneficial owner of and has full title (pleine propriété) to the Tendered Shares, with the full legal right, authority and power to sell and transfer any such Tendered Shares to Bidder in accordance with the terms of this Agreement. All of the Tendered Shares are duly and validly authorized, issued, fully paid for and non-assessable and were acquired by Shareholder in accordance with applicable laws and regulations. The Tendered Shares are, and at all times up to the settlement and delivery of the Offer (or, as applicable, the Transfer of the Tendered Shares to Bidder in accordance with Section 2.5), the Tendered Shares will be, owned by Shareholder, free and clear of any rights of Encumbrances. Shareholder has, and at all times up to the settlement and delivery of the Offer, will have, the full power to vote or direct the voting of the Tendered Shares. Shareholder does not own on the date hereof any Additional Tendered Securities or other securities or rights of any nature convertible into, or exchangeable or exercisable for, shares of capital stock of the Company. Shareholder is not a party to, and the Tendered Shares are not subject to or bound in any manner by, any contract or agreement of any nature relating to the Tendered Shares, including any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement, voting trust or power of attorney.

3.6    Litigation. There is no suit, action, proceeding or arbitration pending against or threatened against or affecting Shareholder or any of his Affiliates by any third Person nor is there any Order outstanding against Shareholder or any of his Affiliates that (i) relates in any way to Shareholder’s ownership of the Tendered Shares, (ii) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (iii) could reasonably be expected to negatively impair the ability of Shareholder to consummate any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BIDDER

Bidder represents and warrants to Shareholder as of the date hereof and as of the initial date of settlement of the Offer, as follows:

4.1    Organization. Bidder is a corporation duly organized and validly existing under the laws of the State of Delaware.

4.2    Authorization. Bidder has all necessary corporate power and authority to make and execute this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein. Bidder’s authorized signatory has full authority to execute and deliver this Agreement.

4.3    Binding Agreement. This Agreement has been duly executed and delivered by Bidder and, assuming due and valid authorization, execution and delivery thereof by Shareholder, this Agreement is a valid and binding obligation of Bidder enforceable against Bidder in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other similar laws of general application affecting enforcement of creditors’ rights generally.

4.4    Bidder Common Shares. Assuming the accuracy of the representations made by the Company in the Tender Offer Agreement, the Bidder Common Shares to be received by Shareholder in the Offer will be issued in reliance on an exemption from registration set forth in Rule 802 under the Securities Act of 1933, as amended, (“Securities Act”), and will be restricted securities (as defined in Rule 144 of the Securities Act) only to the same extent and proportion the securities that were tendered or exchanged in the Offer were restricted securities. The previous sentence shall not affect the obligation of Shareholder to comply with the lock-up provisions set forth in Section 5.1 hereof.

4.5    Critical Technologies; TID U.S. Business 4.6.    The Bidder has conducted an assessment and determined that none of the Bidder and any of its subsidiaries and Affiliates (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and that none of the Bidder and any of its subsidiaries and Affiliates is a “TID U.S. business” within the meaning of 31 C.F.R. § 80.248.

ARTICLE V

CERTAIN COVENANTS

5.1    Lock-Up.

(a)    During the three-month period following the date of the initial settlement and delivery of the Offer or, as applicable, the date of consummation of the Private Exchange (the “Initial Lock-Up Period”), Shareholder hereby undertakes not to Transfer any of the Bidder Common Shares received by it in consideration for the Tendered Shares or Additional Tendered Shares through the exchange branch of the Offer or, as applicable, the Private Exchange.

(b)    During the three-month period following the expiry of the Initial Lock-Up Period (the “Subsequent Lock-Up Period”), Shareholder hereby undertakes not to Transfer more than 25% the Bidder Common Shares received by it in consideration for the Tendered Shares or Additional Tendered Shares through the exchange branch of the Offer or, as applicable, the Private Exchange.

5.2    Resignation of Shareholder from the Board of Directors of the Company. Promptly after the initial settlement and delivery of the Offer (but not earlier, unless agreed by Bidder), and in any event immediately upon receipt of a notification from Bidder to this effect after the initial settlement and delivery of the Offer, Shareholder shall cause Antoine Vidal to resign from his position as member of the Board of Directors of the Company and, if requested, cause Antoine Vidal to vote for the cooptation of the replacements indicated by Bidder.

5.3    Most Favored Committed Shareholder 5.4.    In the event that the tender commitment agreement entered with a Committed Shareholder other than Shareholder provides for (i) a higher Offer Price, (ii) a right for such Committed Shareholder to tender all or part of its Company Shares into the cash branch of the Offer (other than as a result of the reduction mechanism described in the definition of “Offer Price”) and/or (iii) a shorter Initial Lock-Up Period and/or a shorter Subsequent Lock-Up Period (provided that the commencement of the Initial Lock-Up Period and Subsequent Lock-Up Period on the date of consummation of the Private Exchange shall not constitute a shorter Initial Lock-Up Period or Subsequent Lock-Up Period) and/or a lesser percentage of Bidder Common Shares subject to the Subsequent Lock-Up Period than provided for in Section 5.1, then Bidder shall promptly notify Shareholder and allow Shareholder to benefit from the same Offer Price and/or right(s).

5.4    Committed Shareholders. Promptly following the conclusion of a tender commitment agreement in respect of the Offer by a Committed Shareholder whose name is not explicitly listed in the definition of “Committed Shareholder”, Bidder shall communicate the identity of such Committed Shareholder to Shareholder.

5.5    Chinese Regulatory Clearance. Shareholder shall use its best efforts to obtain the Chinese Regulatory Clearance as soon as possible. In particular, Shareholder shall: (i) promptly and in any event no later than fifteen (15) business days after the date of public announcement of Bidder and the Company’s entry into the Tender Offer Agreement, at its own cost and expense, file applications to each of the relevant Regulatory Authorities (together with all supporting documents) to obtain the Chinese Regulatory Clearance; (ii) supply promptly to the relevant Regulatory Authority any additional information and documents that may be requested or required by the relevant Regulatory Authority; (iii) keep Bidder promptly informed of the status of these filings and any requests or questions raised by either Regulatory Authority and provide Bidder with a list of such application materials, (iv) promptly inform Bidder if it becomes aware of anything that could reasonably result in the Chinese Regulatory Clearance being delayed or denied and provide Bidder with the respective communication exchanged with the Regulatory Authorities (and in the case of non-written communications, details thereof); and (v) give notice to Bidder promptly, and in any event within two (2) business days of the date of the Chinese Regulatory Clearance being obtained (including, to the extent applicable, providing copies of any Chinese Regulatory Clearance promptly upon receipt from the relevant Regulatory Authority). The Bidder shall use its best efforts to cooperate with Shareholder in all respects and promptly supply the documents and information as reasonably required by the Shareholder in applying and obtaining Chinese Regulatory Clearance.

5.6    Pure Nominative Form. For so long as this Agreement is in force, Shareholder undertakes to hold the Tendered Shares and, applicable, Additional Tendered Shares, in pure nominative form (au nominatif pur) except for any inscription to indirect nominative (au nominatif administré) or bearer form (au porteur) that is required for purposes of tendering the Tendered Shares into the Offer in accordance with ARTICLE II.

5.7    Commitment of Bidder. To the extent that Section 2.5 is applicable, Bidder hereby covenants and agrees that it will use its commercially reasonable efforts to do all things necessary so that Shareholder may benefit from the provisions of Rule 144 under the Securities Act to resell the Bidder Common Shares it receives thereunder freely and without restriction on the date six (6) months following the receipt of such Bidder Common Shares and to facilitate such resale with Bidder’s transfer agent.

ARTICLE VI

MISCELLANEOUS

6.1    Termination. Either Party shall be entitled to terminate this Agreement if (i) the Company and Bidder announce that they have terminated the Tender Offer Agreement, (ii) the Offer is withdrawn by Bidder pursuant to Article 232-11 of the AMF General Regulation or (iii) the Offer is not declared successful by the AMF as a result of the conditions thereto failing to be met or waived. Any termination of this Agreement shall be without prejudice to the provisions of Section 2.3 and this Article VI which shall remain in force in accordance with their terms.

6.2    Fees and Expenses; Taxes. All costs, expenses and taxes incurred in connection with this Agreement and the consummation of the transactions contemplated herein shall be paid by the Party incurring such costs, expenses or taxes.

6.3    Consent to References. Shareholder agrees that Bidder and the Company shall be entitled to include in filings under the AMF General Regulation and any other rules and regulations of any competent Authorities (including US securities laws), information to the effect that Shareholder has agreed to tender the Tendered Shares and, as the case may be, Additional Tendered Securities, to Bidder and this Agreement.

6.4    Notices. All notices or communications made pursuant to this Agreement must be addressed by registered letter or overnight courier, return receipt requested, and shall be deemed effective upon receipt, unless they are preceded by email transmission, in which case they shall be deemed effective upon acknowledgment by the recipient of such email transmission. Said notices shall be sent to each Party address referred to above, and, as the case may be, to the following individuals and their corresponding email addresses, unless notified otherwise as indicated above:

(i)    if to Bidder, to:

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, California 92008

Phone: (760) 431-9286

Email: pmiles@atecspine.com

Attention: Patrick S. Miles

With a copy to (which shall not constitute notice to Bidder):

Latham & Watkins LLP

45 rue Saint-Dominique

75007 Paris, France

Phone: +33.1.40.62.20.79

Email: alexander.crosthwaite@lw.com

Attention: Alexander Crosthwaite

(ii)    if to Shareholder, to:

[ ● ]

6.5    [Address]

Phone: [ ● ]Email: [ ● ]Attention: [ ● ]No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder.

6.6    Specific Performance. The Parties hereto agree that irreparable damages would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance (exécution forcée) of the terms hereof in accordance with Articles

1221 and 1222 of the French Civil Code, without prejudice to the other remedies provided for in Article 1217 of the French Civil Code.

6.7    Binding Effect; Assignment. This Agreement is entered into intuitu personae; and accordingly neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, Bidder shall have the right to have one of its Affiliates succeed to and be substituted for all or part of its rights and obligations under this Agreement and become the “Bidder” under this Agreement, including any Affiliate that files a tender offer for the Company at a price at least equal to the Offer Price. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, permitted assigns and legal representatives.

6.8    Compliance. Each Party represents that, to its knowledge, it has conducted its business in all material respects in accordance with applicable anti-corruption and trade sanction laws and regulations.

6.9    Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of France, without regard to the principles of conflicts of laws thereof.

6.10    Jurisdiction (a). Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof shall be submitted to the exclusive jurisdiction of the Paris Commercial Court.

IN WITNESS WHEREOF this Agreement has been duly executed by each of the Parties hereto as of the date first written above.

[ ● ]

By:
Name:
Title:

Alphatec Holdings, Inc.

By:
Name:	Patrick S. Miles
Title:	Chairman and Chief Executive Officer